Exhibit 2.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of August __, 2018, is made and entered into by and between ADTALEM GLOBAL EDUCATION INC., a Delaware corporation (“Seller”) and Cogswell Education, LLC, a Delaware limited liability company (“Buyer”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A. The Parties desire to amend the Stock Purchase Agreement (the “Agreement”), dated as of December 4, 2017, by and between the Parties;

B. All capitalized terms used, but not defined, in this Amendment will have the meanings assigned to such terms in the Agreement; and

C. In accordance with Section 11.02 of the Agreement, the Parties have determined to amend the Agreement as set forth in this Amendment.

AGREEMENT

Intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
AMENDMENTS

Section 1.01        Section 10.01(c) of the Agreement is hereby amended to extend the date by which Buyer will be permitted to terminate the Agreement as a result of the receipt of a DOE Preacquisition Response that does not satisfy Section 8.01(b) of the Agreement to October 1, 2018.  Section 10.01(c) of the Agreement shall, following this Amendment, read in full as follows: by Seller or Buyer, if the conditions set forth in Section 8.01(b) will not have been satisfied and such failure to satisfy the conditions set forth in Section 8.01(b) will not be curable prior to the Outside Date, provided that, the right to terminate this Agreement under this Section 10.01(c) will expire, and the conditions set forth under Section 8.01(b)(i) will be deemed waived by Buyer, on October 1, 2018; Section 1.02        Section 11.03 of the Agreement is hereby amended to increase the amount of Buyer’s documented out-of-pocket third-party expenses incurred in connection with the Agreement that shall be reimbursed by Seller and the circumstances under which such reimbursement shall be made.  Section 11.03 of the Agreement shall, following this Amendment, read in full as follows:

Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each Party will pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, that, if this Agreement is terminated under Section 10.01(b), Section 10.01(c), Section 10.01(d), Section 10.01(e), Section 10.01(g), Section 10.01(i) or Section 10.01(j)  (but only to the extent Buyer is not in breach of this Agreement at the time of such termination), Seller shall reimburse certain of Buyer’s documented out-of-pocket third-party expenses incurred in connection with this Agreement, which amount shall be calculated as follows: (i) for such expenses totaling $750,000 or less, Seller shall be responsible for and reimburse Buyer for all such expenses; (ii) for such expenses incurred above $750,000 up to $850,000, Seller shall be responsible for and reimburse Buyer for two-thirds of such expenses; and (iii) for such expenses incurred exceeding $850,000, Buyer shall be responsible for such expenses and shall not be entitled to any reimbursement from Seller.  For the avoidance of doubt, Seller’s obligation to reimburse Buyer for documented out-of-pocket third-party expenses incurred in connection with this Agreement shall not exceed $816,666.67.

ARTICLE
MISCELLANEOUS

Section 2.01 Effect of Amendment.  This Amendment will be effective as of the date first written above.  After giving effect to this Amendment, unless the context otherwise requires, each reference in the Agreement and the Exhibits, Sections, Schedules and Disclosure Schedules thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Agreement will refer to the Agreement as amended by this Amendment.  Except as amended hereby, the Agreement will continue in full force and effect and will be otherwise unaffected hereby.

Section 2.02 Counterparts; Effectiveness.  This Amendment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment will become effective when each Party will have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Amendment will have no effect and no Party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile will be sufficient to bind the Parties to the terms and conditions of this Amendment.

Section 2.03 Headings. The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

Section 2.04        Other Miscellaneous Terms.  The provisions of Article XI of the Agreement shall apply mutatis mutandis to this Amendment, and the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

ADTALEM GLOBAL EDUCATION INC.

By:
Name: Stephen W. Beard
Title: Senior Vice President and General
Counsel

BUYER:

COGSWELL EDUCATION, LLC

By:
Name: Bradley Palmer
Title: Manager

Signature Page to Amendment No. 1 to Stock Purchase Agreement